Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 [No. 333-66843, No. 333-53486, No. 333-66688, No. 333-86542, No. 333-104956, No. 333-108973, No. 333-121891, No. 333-156539 and No. 333-197433] and S-8 [No. 333-66923, No. 333-85419, No. 333-54982, No. 333-101796, No. 333-105994, No. 333-167015, No. 333-116697, No. 333-145291, No. 333-156538, No. 333-181710, and No. 333-196263] of Depomed, Inc. of our report dated March 3, 2015 relating to the special purpose combined financial statements of the NUCYNTA® Franchise of Janssen Pharmaceuticals, Inc., which appears in this Current Report on Form 8-K of Depomed, Inc.

/s/PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 9, 2015